Exhibit 10.20

RPC, Inc. Performance- Based Incentive Cash Compensation Plan

Acknowledgement of Award Agreement for Executive Officers

A.	The plan year for this award is January 1, 2017 to December 31, 2017.

B.	Your eligibility for an award and the amount due will be determined solely by the Compensation Committee.

C.	You will not receive any award if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

D.	If any award amount was paid as a result of misrepresented or inaccurate performance results or figures, the Company expressly reserves the discretionary right to recoup those erroneous bonus overpayments immediately from any future wages and compensation, subject to all applicable local, state and federal laws pertaining thereto, or require repayment of some or all of the awards paid.

ACKNOWLEDGMENT

I have received and read a copy of the Performance-Based Incentive Cash Compensation Plan with the accompanying Acknowledgement of Award Agreement. I understand that participation in this Plan should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that this Incentive Plan will be subject to review, and could be changed in the future.

Executive Officer	Date